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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Swift Transportation Co., Inc.:

We consent to incorporation by reference in the Registration Statements No. 333-20651 and 033-66034 on Form S-3 and in the Registration Statements No. 333-98581, 33-85940, 333-53566, 333-31067, 333-64910, 333-66770 and 333-81403 on
Form S-8 of Swift Transportation Co., Inc. of our report dated January 27, 2004, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Swift Transportation Co., Inc.


/s/ KPMG LLP

Phoenix, Arizona
March 11, 2004